UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2014

RESOLUTE FOREST PRODUCTS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Resolute Forest Products Inc. 111 Duke Street, Suite 5000 Montreal, Quebec, Canada		H3C 2M1
(Address of principal executive offices)		(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 18, 2014, the independent members of the board of Resolute Forest Products Inc. (the “Company”) approved a change to the terms of employment of each executive officer, including each current named executive officer, concerning the manner of computing compensation. The base salary and the other components of compensation for each had been established and paid in the executive officer’s currency of residence (Canada for all executives but for one in the U.S.). In order to better reflect the effect of changes in the relative value of those currencies, effective as of June 1, 2014, compensation payments to executive will be deemed awarded partly in Canadian dollars and partly in U.S. dollars, based on the ratio of the Company’s pulp and paper capacity in Canada relative to the U.S. Unless an executive elects to receive the payment, or a portion of the payment, in the currency of its determination, compensation will be payable in his or her local currency. In light of current conditions, this change to the terms of employment is expected to represent on an annualized basis an approximately 4% base salary increase for each executive officer based in Canada, including each named executive officer, and a reduction of approximately 4% for the U.S. based executive officer. Based on the board’s annual review of performance and compensation, the independent members of the board, acting on the recommendation of the human resources and compensation / nominating and governance committee, also approved an ordinary course base salary increase for each executive officer, including each named executive officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOLUTE FOREST PRODUCTS INC.

Date: June 20, 2014	By:	/s/ Jacques P. Vachon
	Name:	Jacques P. Vachon
	Title:	Senior Vice President and Chief Legal Officer

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